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                                                                     Exhibit 5.1



                                           November 10, 1997


Mr. Jack Paller
Sole Director and Chief Executive Officer
Biosonics, Inc.
260 New York Drive, Suite A
Ft. Washington, PA  19034-2504


 Re:   BIOSONICS, INC.
       FORM S-1 REGISTRATION STATEMENT



Gentlemen:



       As outside counsel for Biosonics (the "Company"), a Pennsylvania corporation, we have reviewed the Company's Registration Statement on Form S-1 (the "Registration Statement") relating to the offer and sale by certain selling shareholders of the Company of up to 51,074,420 shares (the "Shares") of the Company's Common Stock, par value $.0001 per share.


       We have examined copies of the Company's Articles of Incorporation and Bylaws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

       Based upon the foregoing, it is our opinion that each of the Shares has been duly authorized, legally issued, fully paid and non-assessable.

       We hereby consent to the use of this opinion in the Registration
Statement.

                                          Very Truly Yours,

                                          /s/ Mark S. Haltzman & Associates

                                          Mark S. Haltzman & Associates